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      UNITED STATES SECURITIES AND EXCHANGE COMMISSION


                     Washington, D.C. 20549

               ___________________________________



                            FORM 8-K
                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934



          Date of Report                          January 20, 1994
(Date of earliest event reported)


                       CORDIS CORPORATION
     (Exact name of registrant as specified in its charter)

                             FLORIDA
         (State or other jurisdiction of incorporation)


         0-3274                                 59-0870525
(Commission File Number)                       (IRS Employer
                                            Identification Number)



14201 N. W. 60th Avenue, Miami Lakes, Florida            33014
(Address of principal executive offices)               (Zip Code)


                         (305) 824-2000
      (Registrant's telephone number, including area code)






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Item 5.  Other Events

On January 20, 1994, Cordis Corporation (Cordis) entered into a definitive agreement to acquire Webster Laboratories, Inc. (Webster) in a stock-for-stock transaction pursuant to which Webster will become a wholly-owned subsidiary of Cordis. Webster is a privately held California corporation that develops and markets electrophysiology catheters. The transaction is structured as a tax-free reorganization of Webster and is expected to be accounted for as a pooling of interests.

Under the terms of the agreement, the outstanding shares of common stock and common stock equivalents of Webster would be converted into the right to receive between 1,634,008 and 1,997,203 shares of Cordis common stock depending on the average trading price of Cordis common stock during the 20 consecutive trading days prior to the third trading day before the closing date. The acquisition is subject to approval by shareholders of Webster and the satisfaction of various other terms and conditions. The transaction is expected to close in the first calendar quarter of 1994.

Item 7.  Financial Statements and Exhibits

(c)   Exhibit Index


Exhibit No.         Description

    2 Agreement and Plan of Reorganization By and Among Cordis Corporation, Cordis Acquisition, Inc., Webster Laboratories, Inc. and certain of the Shareholders of Webster Laboratories, Inc. Dated as of January 20, 1994

   20               News Release dated January 21, 1994


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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   CORDIS CORPORATION


Date: January 28, 1994          By      ALFRED J. NOVAK
                                        Alfred J. Novak
                                   Vice President, Treasurer
                                   and Chief Financial Officer

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